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                    [LETTERHEAD OF APPLEBY, SPURLING & KEMPE]


                                                           21st October, 1996




Loral Space & Communications Ltd.
Cedar House
41 Cedar Avenue
Hamilton HM12
Bermuda

Ladies and Gentlemen:

                 Re: Form S-8 Registration Statement
                 -----------------------------------

               We have acted as counsel to Loral Space & Communications Ltd., a Bermuda company (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on 21st October, 1996 in connection with the registration under the Securities Act of 1933, as amended, by the Company of 17,200,000 Common Shares of par value $0.01 each to be sold in accordance with the terms of the Loral Savings Plan, the Company's Stock Option Plan and the Company's Common Stock Purchase Plan for Directors (collectively the "Share Plans").

               We have examined such documents, certificates and records and have made such investigations as we have deemed necessary or appropriate in order to give the opinion herein expressed.

               In rendering this opinion, we do not express any opinion as to the laws of any jurisdiction other than the laws of Bermuda.

               In our opinion, the Company has duly authorised the issuance of the Common Shares to be sold by the Company pursuant to the Share Plans and, when issued and paid for in accordance with the terms of the Share Plans, will be fully paid and not subject to any further calls.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Yours faithfully,

                                           APPLEBY, SPURLING & KEMPE